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                                                                    Exhibit 99.9


                                    AMENDMENT
                                       TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                                     BETWEEN
                           TRIDENT INTERNATIONAL, INC.
                                       AND
                                  J. LEO GAGNE


         This Amendment (the "Amendment") to the Executive Employment Agreement between Trident International, Inc. (the "Company") and J. Leo Gagne (the "Executive") dated as of June 1, 1998 (the "Agreement"), is dated as of January 6, 1999.

         WHEREAS, in order to clarify certain provisions of the Agreement as they relate to a potential change in control of the Company, the undersigned parties to the Agreement wish to amend the Agreement as described herein; and

         WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Agreement.

         NOW THEREFORE, the undersigned parties to the Agreement hereby agree as follows:

         1. Section 6.B of the Agreement is hereby amended and restated in its entirety to provide as follows:

         "B. In consideration of the Executive's agreement to continue in the employ of the Company after a Change in Control, the Company agrees that, in the event of Involuntary Termination, it shall provide the following severance benefits:

                  (i)(a) Salary continuation for two (2) years in an annual amount equal to the Base Salary in effect on the date of Involuntary Termination; and (b) the ordinary and customary additional elements of Compensation (except for options contemplated in subparagraph 6.B.(iii)) attendant to the Position as set forth in Schedule D for two
         (2) years. The salary continuation and customary additional elements shall be limited during the second year following the Involuntary Termination by the amount of equivalent base salary, fees, and other compensation elements the Executive may receive from any employment, consultancy, board services or other similar business arrangement secured with another party during the second year of the two year continuation period, and the Company shall only be obligated to pay during such second year the difference between the aggregate of such salary continuation and elements, and the value of compensation received from another party, if less. If the value of such compensation during such second year shall exceed such amount of equivalent base salary and other compensation elements payable by the Company



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         hereunder, the Company shall have no obligation to Executive during such second year under this paragraph 6.B.(i).

                  (ii) Coverage for two (2) years under all Company perquisites and benefit plans including: 401(k) savings plan; medical, life and disability insurance plans; and the like, in the same manner as if the Executive were an active employee; provided that such coverage shall be terminated on the earliest date after the first anniversary of the date of Executive's termination that Executive shall be employed by, serve as a consultant to, or make a similar business arrangement with, another party.

                  (iii) An immediate right to exercise any outstanding and unexercised stock options previously granted under any Company stock option plans, including any such options not otherwise vested under the terms of the plan or grant, unless provision is made in connection with such transaction for the assumption of options theretofore granted, or the substitution for such options or new options of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, specifically including but not limited to the Options.

                  (iv) Employment search assistance through a professional out placement organization and office and secretarial support for up to one year.

                  (v) Notwithstanding any other provision of this Agreement, the Executive shall only be entitled to the severance benefits under this Section 6.B. so long as he shall adhere to the obligations of confidentiality and non-competition contained in this Agreement."

         2. Section 6.G of the Agreement is hereby amended and restated in its entirety to provide as follows:

         "G.   During the period beginning on the first anniversary of the
Involuntary Termination of the Executive, the Executive shall use his best efforts to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or equivalent consulting opportunities or arrangements. The Executive shall not be required to mitigate the amount of any payment or benefit provided during the first year following an Involuntary Termination by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided during the first year following an Involuntary Termination be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits after termination, or otherwise."

         3. Except as expressly provided herein, the Agreement shall remain in full force and effect.




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         IN WITNESS WHEREOF, the undersigned parties have executed this
Amendment as of the date first set forth above.



                               TRIDENT INTERNATIONAL, INC.


                               By: /s/ R. Hugh Van Brimer
                                   -----------------------------------------
                                   Name: R. Hugh Van Brimer
                                   Title: Chairman of the Board of Directors



                              EXECUTIVE


                                   /s/ J. Leo Gagne
                                   -----------------------------------------
                                   J. Leo Gagne







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